Exhibit 99.1
                       Press Release Dated March 18, 2003


PRINGY, France--(BUSINESS WIRE)--March 18, 2003--BLUE Industries Inc. (OTCBB:
BLII -NEWS ) announced today that it suffered a burglary over the weekend at its facility in Pringy, France. The stolen materials consisted principally of inventory, supplies, office equipment and quality control files, valued at approximately $ 850,000.

The Company has reported the theft to the local police and its insurance carrier. Commenting on the theft, Patrick Gouverneur, the Company's President, said: "While we are doing everything in our power to recover the stolen property, this loss is likely to have a significant negative impact on our short-term business prospects".

About Blue Industries

Blue Industries is a global leader in the field of safe drinking water and aquaculture. The company's water treatment products are based on patented technologies that make it possible to offer water processing facilities to an end user at an installed capital cost of less than fifty cents per gallon of daily capacity. Depending on configuration, the company's current products can process between 1,500 and 15,000 gallons per day. The Company currently serves customers in China, Thailand, Cambodia and Middle East, and is conducting on-site demonstrations in Africa. The Company's goal is to provide enabling technologies and products to satisfy the growing global demand for safe water in domestic, industrial, and agricultural applications.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussion with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.